Exhibit 3.1
FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WPX Energy, Inc.
(a Delaware corporation)
     WPX ENERGY, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:
     1. The name of the Corporation is “WPX ENERGY, INC.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 19, 2011.
     2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors (the “Board of Directors”) and the sole stockholder of the Corporation in accordance with Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (the “DGCL”).
     3. This Certificate of Incorporation restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.
     4. The text of the certificate of incorporation is hereby restated and amended to read in its entirety as follows:
ARTICLE I
NAME
     The name of the corporation is WPX Energy, Inc. (the “Corporation”).
ARTICLE II
AGENT
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
     The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
STOCK
     Section 4.1 Authorized Stock.
          (a) The aggregate number of shares which the Corporation shall have authority to issue is         , of which (i)         shares shall be designated as shares of Class A Common Stock, par value $1.00 per share (“Class A Common Stock”), (ii)          shares shall be designated as shares of Class B Common Stock, par value $1.00 per share (“Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock”) and (iii)         shares shall be designated as Preferred Stock, par value $1.00 per share (the “Preferred Stock”).
          (b) Reclassification of Existing Shares of Common Stock. Without regard to any other provision of this Certificate of Incorporation (including, without limitation, all of the provisions of this Article IV), each share of common stock, par value $1.00 per share, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this Certificate of Incorporation becomes effective, shall be and is hereby automatically reclassified as and changed (without any further act) into fully-paid and nonassessable shares of Class B Common Stock.
          (c) No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL and no vote of any class of stock voting separately as a class shall be required therefor.
     Section 4.2 Common Stock.
          (a) Ranking. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.
          (b) Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation:
               (i) every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock held in his or her name on the transfer books of the Corporation, and, subject to adjustment as set forth in Section 4.2(f)(v) below, every holder of Class B Common Stock shall be entitled to 10 votes in person or by proxy for each share of Class B Common Stock held in his or her name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL;
               (ii) except as may be otherwise required by law or by this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class and their votes shall be counted and totaled together, subject to any voting rights which may be granted to holders of Preferred Stock, on all matters submitted to a vote of stockholders of the Corporation;
               (iii) except as otherwise provided by law, the holders of a majority of the total voting power of all outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors of the Corporation, in each case voting together as a single class (the “Voting Stock”), present in person or represented by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders; provided, however, that where a separate vote by class or series is required, the holders of a majority of the total voting power of all issued and outstanding stock of such class or series entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter; and
               (iv) notwithstanding any other provision of this Certificate of Incorporation to the contrary, (A) so long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock, amend, alter or repeal any provision of this Certificate of Incorporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock and (B) so long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class B Common Stock, amend, alter or repeal any provision of this Certificate of Incorporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class B Common Stock as compared to those of the Class A Common Stock; provided, that for the foregoing purposes, to the fullest extent permitted by law, any increase in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive shares of any such class or classes of stock shall be deemed not to affect adversely the rights of the shares of Class A Common Stock or Class B Common Stock; provided further, that any alteration or change with respect to, and any provision for, the voluntary, mandatory or other conversion or exchange of the Class B Common Stock into or for Class A Common

Stock on a one-for-one basis shall be deemed not to affect adversely the rights of the Class A Common Stock.
          (c) Dividends. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock of the Corporation) or property of the Corporation when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed on each share shall be equal. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.
          (d) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, and the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same amount per share in respect thereof. For purposes of this Section 4.2(d), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other entities (whether or not the Corporation is the entity surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.
          (e) Reorganization or Merger. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock and except as shall otherwise be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of each class of Common Stock voting separately as a class, in case of any reorganization or any consolidation of the Corporation with one or more other entities or a merger of the Corporation with another entity in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or securities or property (including cash), each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such reorganization, consolidation or merger by a holder of a share of Class A Common Stock. In the event that the holders of Class A Common Stock or of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock and holders of Class B Common Stock are granted substantially identical election rights, as the case may be.
          (f) Conversion of Class B Common Stock.
               (i) Each record holder of shares of Class B Common Stock may convert any or all of such shares into an equal number of shares of Class A Common Stock by surrendering the certificates, if any, for such shares, accompanied by any payment required for documentary, stamp or similar issue or transfer taxes and by a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class A Common Stock), and requesting that the Corporation issue all of such shares of Class A Common Stock to persons named in such notice. Such notice shall set forth the number of shares of Class A Common Stock to be issued to each such person and the denominations in which the certificates, if any, therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender.
               (ii) Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by The Williams Companies, Inc. or its subsidiaries, not including the Corporation and its subsidiaries (collectively, “Williams”).
               (iii) Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock on the date on which the aggregate number of outstanding shares of Class B Common Stock beneficially owned by Williams represents less than 50% of the aggregate number of shares of the then outstanding Common Stock.
               (iv) Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock if such action is approved by the affirmative vote of the holders of not less than a majority of the voting power of the then outstanding shares of Class B Common Stock.
               (v) Notwithstanding the foregoing Sections 4.2(f)(i), 4.2(f)(ii), 4.2(f)(iii) or 4.2(f)(iv), if Williams or its affiliates transfer shares of the Class B Common Stock to Williams’ stockholders or creditors in connection with a transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code (or any corresponding provisions of any successor statute) (a “Tax-Free Spin-Off”), such transferred Class B Common Stock shall no longer be convertible into Class A Common Stock, whether automatically, at the election of the holder of the Class B Common Stock, or otherwise. For the purposes of this Section 4.2, a Tax-Free Spin-Off shall be deemed to have occurred at the time the shares are first transferred to stockholders or creditors of Williams following receipt of a certificate described in Section 4.2(f)(ix) below.
               (vi) The Corporation shall provide notice of (A) any automatic conversion of outstanding shares of Class B Common Stock to holders of record of such shares of Class B Common Stock pursuant to Section 4.2(f)(ii) above as soon as practicable following such conversion; and (B) any automatic conversion of all outstanding shares of Class B Common Stock pursuant to Section 4.2(f)(iii) and Section 4.2(f)(iv) above to all holders of record of such shares of Class B Common Stock as soon as practicable following such conversion; provided, however, that in each case the Corporation may satisfy such notice requirements by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL; provided further, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock.
               (vii) Immediately upon conversion of any shares of Class B Common Stock into shares of Class A Common Stock pursuant to provisions of this Article IV, the rights of such holders of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become record owners of the shares of Class A Common Stock issuable upon such conversion; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion, subject to the following sentence. Any dividend which may have been declared on shares of Class B Common Stock that have been converted into shares of Class A Common Stock pursuant to the provisions of this Article IV, and for which the record date or payment date of such dividend is subsequent to such conversion date, shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend that shall have been declared on such shares payable in shares of Class B Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.
               (viii) Prior to a Tax-Free Spin-Off, holders of shares of Class B Common Stock may (A) sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer that meets the qualifications of Section 4.2(f)(ix) below, and under no other circumstances; or (B) convert any or all of such shares of Class B Common Stock into shares of Class A Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class A Common Stock to any person as provided in Section 4.2(f)(i) above). Prior to a Tax-Free Spin-Off, no person other than persons in whose names shares of Class B Common Stock become registered on the original stock ledger of the Corporation, or transferees or successive transferees who receive shares of Class B Common Stock in connection with a transfer meeting the qualifications set forth in Section 4.2(f)(ix) below, shall have the status of an owner or holder of shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of shares of Class B Common Stock. Holders of shares of

Class B Common Stock may at any and all times transfer to any person the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock (subject to any restrictions at such time on transfers of shares of Class A Common Stock).
               (ix) Prior to a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of proper transfer documents, accompanied by a certificate stating that either (A) such transfer is to Williams; or (B) such transfer is to the stockholders or creditors of Williams in connection with a Tax-Free Spin-Off.
               (x) Prior to a Tax-Free Spin-Off, every certificate of shares of Class B Common Stock, if any, shall bear a legend on its face reading as follows:
               “THE SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS SET FORTH IN SECTION 4.2(F) IN ARTICLE IV OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THIS CORPORATION, AND NO PERSON WHO RECEIVES SUCH SHARES IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS PRESCRIBED IN SUCH ARTICLE IS ENTITLED TO OWN OR TO BE REGISTERED AS THE RECORD HOLDER OF SUCH SHARES OF CLASS B COMMON STOCK, BUT THE RECORD HOLDER OF THIS CERTIFICATE MAY AT SUCH TIME AND IN THE MANNER SET FORTH IN SECTION 4.2(F) IN ARTICLE IV OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THIS CORPORATION CONVERT SUCH SHARES OF CLASS B COMMON STOCK INTO THE SAME NUMBER OF SHARES OF CLASS A COMMON STOCK FOR PURPOSES OF EFFECTING THE SALE OR OTHER DISPOSITION OF SUCH SHARES OF CLASS A COMMON STOCK TO ANY PERSON. EACH HOLDER OF THIS CERTIFICATE, BY ACCEPTING THE SAME, ACCEPTS AND AGREES TO ALL OF THE FOREGOING.”
               Upon and after the transfer of shares of Class B Common Stock in a Tax-Free Spin-Off, certificates for such shares of Class B Common Stock, if any, shall no longer bear the legend set forth above.
               (xi) Prior to a Tax-Free Spin-Off, the Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.
     Section 4.3 Preferred Stock. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.
     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
               (i) the number of shares constituting such series, including any increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding), and the distinctive designation of such series;
               (ii) the dividend rate on the shares of such series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, the relative rights of priority, if any, of payment of dividends on shares of such series and the dates on which dividends, if any, shall be payable;
               (iii) whether the shares of such series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
               (iv) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
               (v) whether or not the shares of such series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;
               (vi) whether a sinking fund shall be provided for the redemption or purchase of shares of such series, and, if so, the terms and the amount of such sinking fund;
               (vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;
               (viii) restrictions on the issuance of shares of the same series or of any other class or series, if any; and
               (ix) any other relative rights, preferences and limitations of such series.

ARTICLE V
BOARD OF DIRECTORS
     Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors in certain circumstances, the Board of Directors shall consist of such number of directors as shall be determined from time to time by resolution adopted by affirmative vote of a majority of such directors then in office.
     Section 5.2 Classification.
          (a) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equally as possible. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.
          (b) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors; provided, however, that, until Williams ceases to own beneficially shares representing a majority of the total voting power of the Voting Stock, if such vacancy was caused by an action of the stockholders, the vacancy may be filled by the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Stock. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
          (c) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV hereof, any director, or the entire Board of Directors, may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock; provided, however, that, from and after the date that Williams ceases to own beneficially shares representing a majority of the total voting power of the Voting Stock, directors may be removed only for cause, and then only by the affirmative vote of at least 75% of the total voting power of the Voting Stock.
          (d) Notwithstanding the foregoing, during any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
     Section 5.3 Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.
     Section 5.4 Election.
          (a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.
          (b) Notice. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
ARTICLE VI
STOCKHOLDER ACTION
     Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that at such time as Williams ceases to own beneficially a majority of the total voting power of the Voting Stock, except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such meeting.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS
     Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, a special meeting of the stockholders of the Corporation may be called at any time only by (i) Williams, so long as it owns beneficially at least a majority of the total voting power of the Voting Stock, (ii) the Board of Directors, or (iii) the Chairman of the Board of Directors or the Chief Executive Officer, in each case with the concurrence of a majority of the Board of Directors. Any other power of stockholders to call a special meeting specifically is denied. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.
ARTICLE VIII
EXISTENCE
     The Corporation shall have perpetual existence.
ARTICLE IX
AMENDMENT
     Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that in addition to any requirements of law and any other provision of this Certificate of Incorporation, and notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock shall be required to alter, amend or repeal any provision of this Certificate of Incorporation; provided further, that, from and after the date that Williams ceases to own beneficially shares representing a majority of the total voting power of the Voting Stock, the affirmative vote of the holders of at least 75% in voting power of the Voting Stock shall be required to amend or repeal, or adopt any provision inconsistent with, any provision of Article V, Article VI, Article VII and Article IX of this Certificate of Incorporation (including the defined terms used therein).

     Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any requirements of law and any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least a majority of the total voting power of the Voting Stock shall be required to alter, amend or repeal any provision of the Bylaws of the Corporation; provided, however, that, from and after the date that Williams ceases to own beneficially shares representing a majority of the total voting power of the Voting Stock, the affirmative vote of the holders of at least 75% in voting power of the Voting Stock shall be required to alter, amend or repeal any provision of the Bylaws of the Corporation which is to the same effect as Article V, Article VI, Article VII and Article IX of this Certificate of Incorporation or to adopt any provision inconsistent therewith.
ARTICLE X
CORPORATE OPPORTUNITIES
     Section 10.1 Purpose. This Article X anticipates the possibility (i) that Williams may be a majority or significant stockholder of the Corporation for a certain period of time, (ii) that certain officers and/or directors of Williams may also serve as officers and/or directors of the Corporation, (iii) that certain officers and/or directors of the Corporation may also serve as officers and/or directors of Williams, (iv) that the Corporation and Williams may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities and (v) benefits may be derived by the Corporation through its continued contractual, corporate and business relations with Williams. The provisions of this Article X shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation as they may involve Williams and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.
     Section 10.2 Right to Engage in Business Opportunities. Except as may be otherwise provided in a written agreement between the Corporation and Williams, to the fullest extent permitted by law, Williams shall have the right to engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction, or other matter (each a “Business Opportunity”) in which Williams engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity. To the fullest extent permitted by law, neither Williams nor any officer or director thereof (provided that any such director or officer who is also an director or officer of the Corporation has acted in a manner consistent with the provisions set forth in Section 10.4 below, to the extent it is applicable) shall be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders by reason of Williams exercising its right to engage in the same or similar activities or lines of business as the Corporation or by reason of any such director or officer’s participation in any such activities or lines of business. The Corporation hereby renounces any interest or expectancy in, or being offered an opportunity to participate in, any Business Opportunity that may be a corporate opportunity of Williams and the Corporation except as provided in the proviso of Section 10.4 below.
     Section 10.3 No Duty of Williams to Communicate Business Opportunities. To the fullest extent permitted by law, if Williams acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Williams and the Corporation, Williams shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall be permitted to pursue or acquire such Business Opportunity for itself or direct such Business Opportunity to its affiliates, and as a result of any such actions shall not, to the fullest extent permitted by law, be deemed to have (i) breached or acted in a manner inconsistent with or opposed to any of its duties (fiduciary or otherwise) to the Corporation and its stockholders with respect to such Business Opportunity or (ii) acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders.
     Section 10.4 No Duty of Directors or Officers to Communicate Business Opportunities. To the fullest extent permitted by law, if any director or officer of Williams who is also a director or officer of the Corporation acquires knowledge of a potential Business Opportunity that may be deemed a corporate opportunity of both the Corporation and Williams, then such officer or director shall have no duty to communicate or offer such Business Opportunity to the Corporation and shall be permitted to communicate or offer such Business Opportunity to Williams or any of Williams’ affiliates (except as set forth in the proviso below) and as a result of any such actions, shall not, to the fullest extent permitted by law, be deemed to have (i) breached or acted in a manner inconsistent with or opposed to any of his or her duties (fiduciary or otherwise) to the Corporation and its stockholders with respect to such Business Opportunity; or (ii) acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders; provided, however, with respect to each of (i) and (ii) above, a Business Opportunity offered to any person who is a director or officer of the Corporation, and who is also a director or officer of Williams, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.
     Section 10.5 Definitions. For purposes of this Article X only: (i) the term “Corporation” shall mean the Corporation and all of its subsidiaries, and (ii) the term “Williams” shall mean The Williams Companies, Inc. and all if its subsidiaries (other than the Corporation, defined in accordance with clause (i) of this Section 10.5).
     Section 10.6 Termination. The provisions of this Article X shall automatically terminate, expire and have no further force and effect from and after the date that (i) Williams ceases to own beneficially shares of capital stock representing 50% or more of the voting power of all then outstanding Voting Stock and (ii) no person who is a director or officer of Williams is also a director or officer of the Corporation. From and after such date, any activities relating to corporate opportunities contemplated in this Article X shall be governed by the laws of the State of Delaware. No addition to, alteration of or termination of this Article X or any other provision of this Certificate of Incorporation shall eliminate or impair the effect of this Article X on any act, omission, right or liability that occurred prior thereto.
     Section 10.7 Miscellaneous.
          (a) If any provision or provisions of this Article X is held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
          (b) This Article X shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws of the Corporation, any agreement between the Corporation and such officer or director or applicable law. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
ARTICLE XI
LIABILITY OF DIRECTORS
     Section 11.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     Section 11.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
ARTICLE XII
SECTION 203
     The Corporation elects not to be governed by Section 203 of the DGCL until the first date on which Williams and its affiliates cease to own beneficially shares representing 15% of the total voting power of the Voting Stock, on which date Section 203 of the DGCL shall apply prospectively and shall not restrict a business combination between the Corporation and any interested stockholder who became an interested stockholder prior to the effective date of this Certificate of Incorporation.

ARTICLE XIII
FORUM FOR ADJUDICATION OF DISPUTES
     The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any other action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.
ARTICLE XIV
CERTAIN DEFINITIONS
     Except as otherwise defined in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them below:
     Section 14.1 “affiliate” shall have the meaning given to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.
     Section 14.2 “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
     Section 14.3 “person” shall mean a natural person, corporation, partnership, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.
     Section 14.4 “subsidiary” shall mean, as to any person, a corporation, partnership, joint venture, association or other entity in which such person beneficially owns (directly or indirectly) 50% or more of the outstanding voting power or partnership interests or similar voting interests.
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     IN WITNESS WHEREOF, the undersigned Secretary of WPX Energy, Inc., a Delaware corporation, hereby acknowledges that the foregoing is a full, true, and correct copy of the Amended and Restated Certificate of Incorporation of said Corporation in effect on the date of this certificate.
Dated:

By:
	Name:	James J. Bender
	Title:	General Counsel and Corporate Secretary